Exhibit 99.1

Contact:	David Stockert
Post Properties, Inc.
(404) 846-5000

Post Properties, Inc. Announces At-the-Market Offering

ATLANTA, February 9, 2010 – Post Properties, Inc. (NYSE: PPS), an Atlanta-based real estate investment trust, today announced that it has filed a prospectus supplement under which it may sell up to 4 million shares of its common stock from time to time through J.P. Morgan Securities, Inc. and Cantor Fitzgerald & Co., as sales agents.

Sales of common stock under the at-the-market offering, if any, would be made by means of ordinary brokers’ transactions, including on the New York Stock Exchange, at market prices or as otherwise agreed with the agents. The Company intends to use the proceeds from any sales for general corporate purposes.

The common stock to be sold in the at-the-market offering, if any, will be made pursuant to a prospectus supplement to the Company’s prospectus, dated December 21, 2009, filed as part of the Company’s effective registration statement. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The at-the-market offering may be made only by means of a prospectus supplement and the related prospectus.

J.P. Morgan and Cantor Fitzgerald & Co. are the sales agents for the at-the-market offering. Copies of the prospectus supplement and accompanying prospectus relating to these securities may be obtained by contacting J.P. Morgan Securities Inc., Attention: National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York, 11245, telephone: 718-242-8002 or Cantor Fitzgerald & Co., Attention: Equity Capital Markets, 110 East 59th Street, New York, New York, 10022, telephone: 212-829-7122.

About Post Properties

Post Properties, founded more than 38 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post(R) branded resort-style garden and high density urban apartments. In addition, the Company has also developed high-quality condominiums and converted existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in nine markets across the country.

Post Properties owns 19,863 apartment units in 55 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 1,428 apartment units in four communities currently under construction and/or in lease-up. The Company is also developing and selling 277 luxury for-sale condominium homes in two communities (including 129 units in one community held in an unconsolidated entity) and is completing the sell out of units in two other condominium conversion communities through a taxable REIT subsidiary.

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